Exhibit 99.3

September 13, 2024

BingEx Limited

Building 6, Zhongguancun Dongsheng International Science Park

No.1 Yongtaizhuang North Road

Haidian District, Beijing 100192

People’s Republic of China

Re: BingEx Limited

Ladies and Gentlemen,

We understand that BingEx Limited (the “Company”) plans to file a registration statement on Form F-1 (the “Registration Statement”) with the United States Securities and Exchange Commission (the “SEC”) in connection with its proposed initial public offering (the “Proposed IPO”).

We hereby consent to the references to our name and the inclusion of information, data and statements from our research reports and amendments thereto (collectively, the “Reports”), and any subsequent amendments to the Reports, as well as the citation of our research reports and amendments thereto, (i) in the Registration Statement and any amendments thereto, (ii) in any written correspondences with the SEC, (iii) in any other future filings with the SEC by the Company, including, without limitation, filings on Form 20-F or Form 6-K or other SEC filings (collectively, the “SEC Filings”), (iv) on the websites of the Company and its subsidiaries and affiliates, (v) in institutional and retail road shows and other activities in connection with the Proposed IPO, and (vi) in other publicity materials in connection with the Proposed IPO.

We further hereby consent to the filing of this letter as an exhibit to the Registration Statement and any amendments thereto and as an exhibit to any other SEC Filings.

Yours faithfully, For and on behalf of
Shanghai iResearch Co., Ltd.
/s/ Castle Zhao
Name: Castle Zhao
Title: Chief Analyst